NEWS RELEASE For: CHAMPION PARTS, INC.

ALEX TASSOS & ASSOCIATES 2005 W. Avenue B

CORPORATE & FINANCIAL PUBLIC RELATIONS Hope, Arkansas 71801

17 Stonepointe Dr. Jerry A. Bragiel, President

Escondido, California 92025 870-777-8821

Contact: Alex Tassos 760-737-7000

CHAMPION PARTS, INC. COMPLETES ACQUISITION OF MAJOR CARBURETOR LINE;

ACQUIRES CERTAIN TOMCO CARBURETOR ASSETS FOR CASH AND FUTURE PAYMENTS

HOPE, Ark., Nov. 6, 2006-- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, today announced it has completed the acquisition of the remanufactured carburetor assets of Tomco for $1.3 million in cash and up to $9.1 million in future contingent payments.

Jerry A. Bragiel, president and chief executive officer of Champion Parts, said, "Tomco recorded approximately $9.5 million in carburetor sales in 2005. This acquisition beneficially reflects upon the long-established excellence of product and service reputation that Champion has established in the automotive industry since its beginning in the early 1940s."

The Tomco assets were acquired from the Los Angeles-based subsidiary of Cash Technologies, Inc. (AMEX:TQ), TAP Holdings, LLC.

"Champion's profitability should be enhanced with the additional revenue from Tomco's customers and allow Champion to broaden its customer base. The anticipated additional carburetor revenue and the favorable profit margins generated from remanufactured carburetors will support Champion during its continuing pursuit of new product opportunities," Bragiel said.

While industry-wide remanufactured carburetor sales are in decline, the increased sales volume from the acquisition should provide Champion with economies of scale in its established manufacturing operations.

"When increased revenues are combined with favorable profit margins, as are reflected in remanufactured carburetors, the results become very palatable," Bragiel added.

&more

Champion Parts, Inc.

While carburetors are no longer used on newer vehicles and have not been since 1988, older cars, light trucks and heavy duty vehicles, utilized both on the country's highways and in farming and agriculture, continue to operate using carburetors. These older vehicles, industry statistics show, continue to be maintained and operated for an extended number of years on farms and other off-the-road industries, including the lumber, energy, mining fields. These industries have provided Champion with a continuing, though declining, market for remanufactured carburetors.

The chief executive also noted that Champion remains focused on diversification, evidenced by its entrance into the automotive air conditioning product market with two earlier acquisitions. The air conditioning product lines acquired have been consistent contributors to Champion's revenue.

The key terms of the completed transaction are as follows:

The maximum aggregate purchase price is up to approximately $10.4 million. $1.3 million was paid in cash as an initial payment in connection with the closing and approximately $9.5 million in contingent payments represented by a subordinate promissory note secured by inventory acquired from TAP, which are offset by non-negotiable promissory notes from TAP to Champion in the amount of $421,000.

The aggregate amount ultimately payable during the eleven year earn out period, while capped at approximately $9.1 million, will depend upon the sales of carburetor products by Champion during this period. Monthly payments due under the promissory note are based on a percentage of sales of carburetor products by Champion. Payments are highest during the first 3 years and reduced by approximately one-third thereafter. Payment amounts may vary as product pricing and demand varies.

About Champion

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of future sales, expansion of the customer base, pursuit of new products, economies of scale, and favorable profit margins. These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct. Attention is directed to the discussion of risks and uncertainties contained in the Management's Discussion and Analysis of Operations - Factors Which May Affect Future Results and Business -- Risk Factors sections of the company's Form 10-K and other reports filed with the Securities and Exchange Commission.

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